Exhibit 5.1

Miguel J. Vega
T: +1 617 937 2319
mvega@cooley.com

August 4, 2016

EnerNOC, Inc.
One Marina Park Drive, Suite 400
Boston, MA 02210

Re: Registration on Form S-8
Ladies and Gentlemen:
We have acted as legal counsel to EnerNOC, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the ESPP and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the ESPP, Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega